Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237128
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 12, 2020)
Up to $1,675,000
Common Shares
Euroseas Ltd.
This prospectus supplement relates to the issuance and sale of our common shares, par value $0.03 per share, having an aggregate offering price of up to $1,675,000, from time to time solely through Maxim Group LLC ("Maxim"), who we refer to as the sales agent. Each common share sold in this offering includes a preferred stock purchase right that trades with the common share. These sales, if any, will be made pursuant to the terms of an equity distribution agreement between us and the sales agent, dated October 30, 2018 and amended on May 29, 2020 (the "Equity Distribution Agreement"). We previously filed a prospectus supplement on October 30, 2018 relating to the issuance and sale of up to $4,200,000 of our common shares, which sales have been made under the terms and conditions of the Equity Distribution Agreement.
Our common shares are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol "ESEA". The last reported sale price of our common shares on Nasdaq on May 27, 2020 was $3.40 per share.
Sales of common shares, if any, under this prospectus supplement and the accompanying prospectus, may be made by means of ordinary brokers' transactions on the Nasdaq Capital Market, in negotiated transactions or transactions that are deemed to be "at the market" offerings as defined in Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), including sales made to or through a market maker other than on an exchange, at prices related to the prevailing market prices or at negotiated prices.
The aggregate market value of our outstanding common shares held by non-affiliates as of May 27, 2020, is $7,691,171, based on 5,600,259 common shares outstanding as of the date of this prospectus supplement, of which 2,262,109 are held by non-affiliates, and a closing price on the Nasdaq Capital Market of $3.40 on that date.  Upon any sale of common shares under this prospectus supplement pursuant to General Instruction I.B.5 of Form F-3, in no event will the aggregate market value of securities sold by us or on our behalf pursuant to General Instruction I.B.5 of Form F-3 during the twelve calendar month period immediately prior to, and including, the date of any such sale exceed one-third of the aggregate market value of our common shares held by non-affiliates, calculated in accordance with General Instruction I.B.5 of Form F-3. During the twelve calendar month period that ends on May 27, 2020, we have sold securities in an amount of $879,486 pursuant to General Instruction I.B.5 of Form F-3.
Investing in our common shares is highly speculative and involves a high degree of risk. See "Risk Factors" beginning on page S-5 of this prospectus supplement and page 7 of the accompanying prospectus and in our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference herein, to read about the risks you should consider before purchasing our common shares.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The compensation to the sales agent for sales of common shares will be 3% of the gross sales price of all common shares sold through the sales agent from time to time under the Equity Distribution Agreement. Subject to the terms and conditions of the Equity Distribution Agreement, Maxim will use its commercially reasonable efforts to sell on our behalf any common shares to be offered by us under the Equity Distribution Agreement. The net proceeds from any sales under this prospectus supplement will be used as described under "Use of Proceeds" in this prospectus supplement.

Maxim Group LLC
The date of this prospectus supplement is May 29, 2020

TABLE OF CONTENTS
Page

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT	S-i
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	S-ii
PROSPECTUS SUPPLEMENT SUMMARY	S-1
THE OFFERING	S-4
RISK FACTORS	S-5
USE OF PROCEEDS	S-6
CAPITALIZATION	S-7
PLAN OF DISTRIBUTION	S-8
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	S-9
LEGAL MATTERS	S-9
EXPERTS	S-9
WHERE YOU CAN FIND MORE INFORMATION	S-9
DOCUMENTS INCORPORATED BY REFERENCE	S-10

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.
If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, our common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading "Where You Can Find More Information" before investing in our common shares.
Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Unless otherwise indicated, all references to "dollars" and "$" in this prospectus supplement are to, and amounts presented in, United States dollars and financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and any underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or the date of any sale of our common shares.
S-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, include "forward-looking statements," as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "projects," "likely," "will," "would," "could" and similar expressions or phrases may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.
In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include: (i) our future operating or financial results; (ii) future, pending or recent acquisitions, joint ventures, business strategy, areas of possible expansion, and expected capital spending or operating expenses; (iii) container shipping industry trends, including charter rates and factors affecting vessel supply and demand; (iv) our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities; (v) availability of crew, number of off-hire days, drydocking requirements and insurance costs; (vi) our expectations about the availability of vessels to purchase or the useful lives of our vessels; (vii) our expectations relating to dividend payments and our ability to make such payments; (viii) our ability to leverage to our advantage our manager's relationships and reputations in the container shipping industry; (ix) changes in seaborne and other transportation patterns; (x) changes in governmental rules and regulations or actions taken by regulatory authorities; (xi) potential liability from future litigation; (xii) global and regional political conditions; (xiii) acts of terrorism and other hostilities, including piracy; (xiv) business disruptions due to natural disasters or other disasters outside our control, such as the recent novel Coronavirus COVID‑19 outbreak; and (xv) other important factors described from time to time in the reports filed by us with the Securities and Exchange Commission, or the SEC.
We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur.
See the section entitled "Risk Factors," on page S-5 of this prospectus supplement, on page 7 of the accompanying prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on April 30, 2020, and incorporated by reference herein, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY
This section summarizes some of the information that is contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus supplement and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section entitled "Risk Factors" in this prospectus supplement and in our Annual Report on Form 20-F for the year ended December 31, 2019, which was filed with the SEC on April 30, 2020.
Unless expressly stated otherwise, all references in this prospectus supplement to "we," "us," "our," the "Company", "Euroseas" or similar references mean Euroseas Ltd. and its subsidiaries. We use the term "twenty foot equivalent unit," or teu, the international standard measure of containers, in describing the capacity of our containerships.
Our Company
We are a Marshall Islands company incorporated on May 5, 2005. We are a provider of worldwide ocean-going transportation services. We own and operate containerships that transport dry and refrigerated containerized cargoes, mainly manufactured products and perishables. As of the date of this prospectus supplement, our fleet consisted of 19 containerships. The total cargo carrying capacity of the 19 containerships is 51,083 teu.
Containerships are employed almost exclusively on time charter contracts. We actively manage the deployment of our fleet under time charters of various durations, which can last from several weeks to several years.  Some of our vessels may also participate in shipping pools and, occasionally, on spot or voyage charters.  As of the date of this prospectus supplement, sixteen of our container vessels are under contract, two are entering the process of being sold for scrap and one is seeking employment.
Longer time charter contracts provide more predictable cash flows but can yield lower profit margins than vessels operating under shorter term time or voyage charters especially during periods characterized by favorable market conditions. Vessels operating under short term or voyage charters generate revenues that are less predictable but may enable us to achieve increased profit margins during periods of high vessel rates although we are exposed to the risk of declining vessel rates, which may have a materially adverse impact on our financial performance.  We are constantly evaluating opportunities to increase the number of our vessels deployed on longer term time charters or to participate in shipping pools (if available for our vessels); however, we only expect to enter into longer term time charters if we can obtain contract terms that satisfy our criteria.   We carefully evaluate the length and the rate of a time charter contract at the time of fixing or renewing a contract considering market conditions, trends and expectations.
We constantly evaluate vessel purchase opportunities to expand our fleet that are accretive to our earnings and cash flow. Additionally, we will consider selling certain of our vessels when favorable sales opportunities present themselves. If, at the time of sale, the carrying value of a vessel is less than its sales price, we will realize a gain on sale, which will positively impact our earnings, but if, at the time of sale, the carrying value of a vessel is more than its sales price, we will realize a loss on sale, which will negatively impact our earnings.

Our Fleet
As of May 27, 2020, the profile and deployment of our fleet is the following:
Name	Type	Dwt	TEU	Year Built	Employment(*)	TCE Rate ($/day)
Container Carriers
AKINADA BRIDGE	Intermediate	71,366	5,610	2001	TC until Oct-20	$16,000
SYNERGY BUSAN	Intermediate	50,726	4,253	2009	TC until Aug-20	$12,900
SYNERGY ANTWERP	Intermediate	50,726	4,253	2008	TC until Jun-20	CONTEX(**) 4250 less 6.25%; floor $8,000 / ceiling $16,000
SYNERGY OAKLAND	Intermediate	50,787	4,253	2009	TC until Jul-20 plus 8-12 months extension option	$10,000 until Oct-20; option CONTEX(**) 4250 less 10%
SYNERGY KEELUNG	Intermediate	50,969	4,253	2009	TC until Dec-20/Jun-22 plus 8- 12 months option	$10,000 until Jun-21; $11,750 until Jun-22; option $14,500
EM KEA	Feeder	42,165	3,100	2007	TC until Oct-20	$8,100
EM ASTORIA	Feeder	35,600	2,788	2004	TC until Sep-20	$8,500
EVRIDIKI G	Feeder	34,677	2,556	2001	TC until Sep-20	$10,250
EM CORFU	Feeder	34,654	2,556	2001	TC until Sep-21	$10,200
EM ATHENS	Feeder	32,350	2,506	2000	TC until Oct-20	$9,250
EM OINOUSSES	Feeder	32,350	2,506	2000	Idle (***)	-
DIAMANTIS P	Feeder	30,360	2,008	1998	TC until Jul-20	$8,000
EM SPETSES	Feeder	23,224	1,740	2007	Seeking employment	-
EM HYDRA	Feeder	23,351	1,740	2005	TC until May-20	$8,000
JOANNA	Feeder	22,301	1,732	1999	TC until Feb-21	$8,050
MANOLIS P (****)	Feeder	20,346	1,452	1995	To be scrapped	-
AEGEAN EXPRESS	Feeder	18,581	1,439	1997	TC until Jul-20	$6,500
KUO HSIUNG	Feeder	18,154	1,169	1993	TC until May-20	$7,000
NINOS	Feeder	18,253	1,169	1990	Commences new TC in Jun-20 until Jul-20	$6,500
Total Container Carriers	19	660,940	51,083
Note: (*) TC denotes time charter. Charter duration indicates the earliest redelivery date.
(**) The CONTEX (Container Ship Time Charter Assessment Index) has been published by the Hamburg and Bremen Shipbrokers' Association (VHBS) since October 2007. The CONTEX is a company-independent index of time charter rates for container ships. It is based on assessments of the current day charter rates of six selected container ship types, which are representative of their size categories: Type 1,100 TEU and Type 1,700 TEU with a charter period of one year, and the Types 2,500, 2,700, 3,500 and 4,250 TEU all with a charter period of two years
(***) The vessel suffered an engine room fire in January 2020 and is in the process of concluding an insurance claim for unrepairable damage following which it will be scrapped.
(****) The vessel was sold for scrap but the sale was not completed due to complications during its delivery to the buyers related to COVID-19 lockdowns and other restrictions; a dispute with the buyers is in arbitration. The vessel will be sold for scrap probably to new buyers.

We plan to expand our fleet by investing in vessels in the containership market and taking advantage of the cyclical nature of the market by buying and selling ships when we believe favorable opportunities exist.  As of the date of this prospectus supplement, sixteen of our container vessels are under contract, two are entering the process of being sold for scrap and one is seeking employment.  As of May 27, 2020, approximately 57% of our ship capacity days in the remainder of 2020 and approximately 5% of our ship capacity days in 2021 are under contract.
Corporate Information
Euroseas Ltd. is a holding company existing under the laws of the Marshall Islands. We maintain our principal executive offices at 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece. Our telephone number at that address is +30-211-1804005. Our website address is http://www.euroseas.gr.  The information on our website is not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING
Issuer	Euroseas Ltd.

Common shares outstanding as of the date of this prospectus supplement	5,600,259 common shares.

Common shares being offered	Common shares with an aggregate sales price of up to $1,675,000.

Nasdaq Capital Market Symbol	ESEA

Manner of offering
Negotiated transactions or transactions deemed to be "at-the-market offerings" (including sales made to or through a market maker other than on an exchange) that may be made from time to time through Maxim, as sales agent, using commercially reasonable efforts. See "Plan of Distribution."

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, which may include the acquisition of additional vessels.

Risk Factors
Investing in our common shares is highly speculative and involves substantial risk. You should carefully consider all the information in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference prior to investing in our common shares. In particular, we urge you to consider carefully the factors set forth in the section entitled "Risk Factors" beginning on page S-5 of this prospectus supplement, as well as the accompanying prospectus, our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on April 30, 2020, and any other documents that are incorporated by reference into this prospectus supplement, before you make any investment in our common shares.

RISK FACTORS
An investment in our common shares is highly speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below and discussed under the caption "Risk Factors" in our Annual Report on Form 20‑F for the year ended December 31, 2019, filed with the SEC on April 30, 2020, as well as the other information included in this prospectus supplement, the accompanying prospectus and other documents that are incorporated by reference into this prospectus supplement before deciding to invest in our common shares. If any of the risks occur, our business, financial conditions or results of operations may be materially and adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. This prospectus supplement and the accompanying prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of the risks below.
Risks Related to this Offering
Sales of our securities could cause the market price of our common shares to decline.
Sales of a substantial number of our common shares in the public market, as contemplated herein, or the perception that these sales could occur, may depress the market price for our common shares, and our shareholders may incur dilution from these sales. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.
Investors may experience significant dilution as a result of this offering.
If we sell all of the 492,647 common shares offered pursuant to this prospectus supplement (assuming a sale price of $3.40, which was the closing price of our common shares on May 27, 2020), we will have approximately 6,092,906 common shares outstanding, which represents in the aggregate an increase of approximately 8.8% in our currently issued and outstanding common shares.  Because the sales of the shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant.  If we sell all or a substantial portion of the total shares offered pursuant to this prospectus supplement, our existing stockholders will experience significant dilution as a result of this offering. An investor that purchases shares offered hereby will experience dilution if, following such purchase, we sell shares at prices significantly below the price at which the investor purchased its shares.
The actual number of shares we will issue under the equity distribution agreement, at any one time or in total, is uncertain.
Subject to certain limitations in the Equity Distribution Agreement and compliance with applicable law, we have the discretion to deliver placement notices to Maxim at any time throughout the term of the equity distribution agreement. The number of shares that are sold by Maxim after delivering a placement notice will fluctuate based on the market price of the common shares during the sales period and limits we set with Maxim.
We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
We currently intend to use the net proceeds of this offering for general corporate purposes, which may include the acquisition of additional vessels, as described in the section of this prospectus supplement entitled "Use of Proceeds". We will have broad discretion in the application of the net proceeds for general corporate purposes and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors. Depending on the outcome of these activities and other unforeseen events, our plans and priorities may change and we may apply the net proceeds of this offering in different manners than we currently anticipate. The failure by our management to apply these funds effectively could harm our business, financial condition and results of operations.

USE OF PROCEEDS
We intend to use the net proceeds of this offering for general corporate purposes, which may include the acquisition of additional vessels.  We have not identified any vessel for such potential acquisition as of the date of this prospectus supplement.

CAPITALIZATION
The following table sets forth our consolidated capitalization at March 31, 2020:
•	on an actual basis;
•	on an as adjusted basis to give effect to loan repayments of $2,010,460 as of May 27, 2020; and
•
on an as further adjusted basis assuming the issuance and sale of 492,647 common shares covered by this prospectus at an assumed price of $3.40 per share, which was the closing price of our common shares on the Nasdaq Capital Market on May 27, resulting in net proceeds of approximately $1,564,750 million, after sales commissions and $60,000 of estimated expenses.

	As of March 31, 2020
	Actual	As Adjusted	As Further Adjusted
Debt(1):
Current portion of long term debt	$18,170,320	$16,159,860	$16,159,860
Total long term debt, net of current portion	68,088,481	68,088,481	68,088,481
Total debt	86,258,801	84,248,341	84,248,341
Mezzanine equity:
Preferred shares, $0.01 par value; 20,000,000 shares authorized; 8,000 shares issued and outstanding on an actual basis, as adjusted basis and as further adjusted basis	7,654,577	7,654,577	7,654,577
Shareholders' equity:
Common shares, $0.03 par value; 200,000,000 shares authorized on an actual, as adjusted and as further adjusted basis; 5,600,259 shares issued and outstanding on an actual basis and on an as adjusted basis; 6,092,906 shares issued and outstanding on an as further adjusted basis	168,008	168,008	182,787
Additional paid-in capital	253,998,112	253,998,112	255,548,083
Accumulated deficit	(231,884,482)	(231,884,482)	(231,884,482)
Total shareholders' equity	22,281,638	22,281,638	23,846,388
Total capitalization	$116,195,016	$114,184,556	$115,749,306
——————
(1)	Debt is secured by mortgages on all of our vessels.
As of March 31, 2020, we had $5.5 million in cash and cash equivalents including restricted cash of $4.9 million and, on an "as further adjusted" basis as described above, cash and cash equivalents (including restricted cash) would be $5.0 million.

PLAN OF DISTRIBUTION
We have entered into an equity distribution agreement and Amendment No.1 thereto with Maxim pursuant to which we may issue and sell up to an aggregate of $10,000,000 of our common shares from time to time solely through Maxim Group LLC acting as sales agent. Copies of the Equity Distribution Agreement and Amendment No. 1 thereto have been filed as exhibits to Reports on Form 6-K filed with the SEC on October 30, 2018 and May 29, 2020, respectively, and incorporated by reference herein. Our common shares registered under this prospectus supplement are subject to sale under such agreement.
Upon delivery of a placement notice and subject to the terms and conditions of the Equity Distribution Agreement, Maxim may sell our common shares by any method permitted by law deemed to be an "at-the-market" offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the Nasdaq Capital Market, on any other existing trading market for our common shares or to or through a market maker. Maxim may also sell our common shares by any other method permitted by law, including in privately negotiated transactions. We or Maxim may terminate the Equity Distribution Agreement and the offering of our common shares upon notice.
We will pay Maxim in cash, upon each sale of our common shares pursuant to the equity distribution agreement, a commission equal to 3% of the aggregate gross proceeds from the sale of our common shares. Because there is no minimum offering amount required as a condition to this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have agreed to reimburse Maxim upon request for its reasonable costs and out-of-pocket expenses incurred in connection with this offering up to $65,000 (of which $40,000 have been previously paid) including fees and disbursements of its legal counsel. Additionally, we have agreed to reimburse Maxim Group LLC $7,500 for its legal fees on each bringdown date (as defined in the Equity Distribution Agreement) while this offering is open.
Settlement for sales of common shares will occur on the second business day following the date on which any sales are made, or on some other date that is agreed upon by us and Maxim in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. Sales of our common shares as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Maxim may agree upon.
Maxim will act as sales agent on a commercially reasonable efforts basis consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Nasdaq Capital Market. In connection with the sale of the common shares on our behalf, Maxim will be deemed to be an "underwriter" within the meaning of the Securities Act and the compensation of Maxim will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Maxim against certain civil liabilities, including liabilities under the Securities Act.
The offering of our common shares pursuant to the Equity Distribution Agreement will terminate upon the earlier of the (i) sale of all of our common shares provided for in this prospectus supplement, or (ii) termination of the Equity Distribution Agreement as permitted therein. We may terminate the Equity Distribution Agreement with 30 days of prior written notice. Maxim may terminate the Equity Distribution Agreement at any time upon written notice.
Maxim and its affiliates has provided and may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they have received and may in the future receive customary fees. To the extent required by Regulation M, Maxim will not engage in any market making activities involving our common shares while the offering is ongoing under this prospectus supplement.
This prospectus supplement in electronic format may be made available on a web site maintained by Maxim and Maxim may distribute this prospectus supplement electronically.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following are the estimated expenses of the issuance and distribution of the securities offered by this prospectus supplement, other than underwriting discounts, all of which will be paid by us.
Registration fees	$218	*

Legal fees and expenses	$25,000

Accounting fees and expenses	$15,000

Transfer Agent and Registrar Fees	$4,000

Miscellaneous	$15,782

Total:	$60,000
*The Registration Fee of $52,588, covering all of the securities being offered under the registration statement on Form F-3 (File No. 333-237128) filed with the Commission with an effective date of May 7, 2020, of which this prospectus supplement forms a part, was previously paid. We allocate the cost of this fee on an approximately pro-rata basis with each offering.
LEGAL MATTERS
The validity of the common shares offered hereby and other matters relating to Marshall Islands and United States law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004. Ellenoff Grossman & Schole LLP, New York, New York, is representing the sales agent in this offering.
EXPERTS
The consolidated financial statements, incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2019 have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 15124, Greece.
WHERE YOU CAN FIND MORE INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus supplement with the SEC. This prospectus supplement is a part of that registration statement, which includes additional information.
Government Filings
We have filed with the SEC a registration statement including exhibits and schedules thereto on Form F-3 under the Securities Act with respect to the common shares offered hereby. This prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all of the information in the registration statement, as permitted by SEC rules and regulations. For further information with respect to us and our securities offered hereby, reference is made to the registration statement. In addition, we are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and file reports and other information with the SEC. The SEC maintains a web site that contains information we file electronically, which you can access over the internet at http://www.sec.gov. Our filings are also available on our website at www.euroseas.gr. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement and the accompanying prospectus.

Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of any stock exchange on which our common shares may be listed in the future, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.
This prospectus supplement incorporates by reference the following documents:
•
Our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on April 30, 2020, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•
Exhibit 1 to our Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 29, 2020, which contains the Management's Discussion and Analysis of Financial Condition and Results of Operations and unaudited interim condensed consolidated financial statements and related information of Euroseas as of and for the three-month period ended March 31, 2020.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into the registration statement of which this prospectus supplement is a part) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a paper copy of our SEC filings, at no cost, by writing to or telephoning us at the following address:
Euroseas Ltd.
4 Messogiou & Evropis Street
151 24 Maroussi, Greece
+30-211-1804005 (telephone number)
These reports may also be obtained on our website at www.euroseas.gr. None of the information on our website is a part of this prospectus supplement or the accompanying prospectus.

Filed Pursuant to Rule 424(b)(1)
Registration No. 333-237128

PROSPECTUS

$400,000,000

Common Shares, Preferred Shares, Debt Securities, Warrants and Units

 2,369,950 of our Common Shares Offered by the Selling Shareholders

Through this prospectus, we may periodically offer:

(1) our common shares,
(2) our preferred shares,
(3) our debt securities,
(4) our warrants, and
(5) our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.
In addition, the Selling Shareholders named in this Prospectus or their respective donees, pledgees, transferees or other successors in interest may sell in one or more offerings pursuant to this registration statement up to 2,369,950 of our common shares that were previously acquired in private transactions or in the open market or which are issuable upon conversion of Series B Convertible Perpetual Preferred Shares (the “Series B Preferred Shares”) or any convertible notes into which the Series B Preferred Shares may convert. We refer to such common shares as the "Selling Shareholder Shares." The Selling Shareholders or their respective donees, pledgees, transferees or other successors in interest may, from time to time, sell, transfer or otherwise dispose of any or all of these common shares, including on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.  See "Plan of Distribution" beginning on page 13.  Information on the Selling Shareholders and the times and manners in which they may offer and sell our common shares are described under the sections entitled "Selling Shareholders" and "Plan of Distribution" in this prospectus.  While we will bear all costs, expenses and fees in connection with the registration of the Selling Shareholder Shares, we will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.
The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.
Our common shares are currently listed on the Nasdaq Capital Market under the symbol "ESEA". On March 6, 2020, the last reported sale price of our common shares was $2.10 per share.
The aggregate market value of our outstanding common stock held by non-affiliates as of March 6, 2020 is $2,943,664, based on 5,600,259 shares of common stock outstanding, of which 1,401,745 are held by non-affiliates, and a closing price on the Nasdaq Capital Market of $2.10 on that date.  As of the date hereof, we have offered securities with an aggregate market value of $879,486 pursuant to General Instruction I.B.5 of Form F-3 during the twelve calendar month period that ends on and includes the date hereof.
The securities to be sold under this prospectus may be offered directly or through underwriters, agents or dealers.  The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
An investment in these securities involves risks.  See the section entitled "Risk Factors" on page 7, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is May 12, 2020.

TABLE OF CONTENTS
Page
PROSPECTUS SUMMARY	1
RISK FACTORS	7
USE OF PROCEEDS	8
SELLING SHAREHOLDERS	9
OUR CAPITALIZATION	11
DIVIDEND POLICY	12
PLAN OF DISTRIBUTION	13
DESCRIPTION OF CAPITAL STOCK	15
DESCRIPTION OF PREFERRED SHARES	19
DESCRIPTION OF WARRANTS	20
DESCRIPTION OF DEBT SECURITIES	21
DESCRIPTION OF UNITS	27
TAX CONSIDERATIONS	28
EXPENSES	35
EXPERTS	35
LEGAL MATTERS	35
WHERE YOU CAN FIND ADDITIONAL INFORMATION	35
GLOSSARY OF SHIPPING TERMS	37

i

ABOUT THIS PROSPECTUS
As permitted under the rules of the U.S. Securities and Exchange Commission, or the Commission, this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Euroseas Ltd., 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece, +30-211-1804005. See "Where You Can Find Additional Information."
You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholders have authorized any person to provide information other than that provided in this prospectus and the documents incorporated by reference. Neither we nor the Selling Shareholders are making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Euroseas," the "Company," "we," "us," "our," or similar references, mean Euroseas Ltd. and, where applicable, its consolidated subsidiaries, and the "Selling Shareholders" refers to those of our shareholders described in "Selling Shareholders" on page 9 of this prospectus.
ENFORCEABILITY OF CIVIL LIABILITIES
Euroseas Ltd. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Maroussi, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
Euroseas Ltd. desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation.  This prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations or our performance. Words such as "expects," "intends," "plans," "believes," "anticipates," "estimates," and variations of such words and similar expressions are intended to identify the forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:
●	our future operating or financial results;
●	future, pending or recent acquisitions, joint ventures, business strategy, areas of possible expansion, and expected capital spending or operating expenses;
●	container shipping industry trends, including charter rates and factors affecting vessel supply and demand;
●	our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;
●	availability of crew, number of off-hire days, drydocking requirements and insurance costs;
●	our expectations about the availability of vessels to purchase or the useful lives of our vessels;
●	our expectations relating to dividend payments and our ability to make such payments;
●	our ability to leverage to our advantage our manager's relationships and reputations in the container

ii

shipping industry;
●	changes in seaborne and other transportation patterns;
●	changes in governmental rules and regulations or actions taken by regulatory authorities;
●	potential liability from future litigation;
●	global and regional political conditions;
●	acts of terrorism and other hostilities, including piracy;
●	business disruptions due to natural disasters or other disasters outside our control, such as the recent novel Coronavirus COVID-19 outbreak; and
●	other factors discussed in the section titled "Risk Factors."
WE CAUTION READERS OF THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THEIR DATES.  WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENTS, OR THE DOCUMENTS TO WHICH WE REFER YOU IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, TO REFLECT ANY CHANGE IN OUR EXPECTATIONS WITH RESPECT TO SUCH STATEMENTS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY STATEMENT IS BASED.  THESE FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF OUR FUTURE PERFORMANCE, AND ACTUAL RESULTS AND FUTURE DEVELOPMENTS MAY VARY MATERIALLY FROM THOSE PROJECTED IN THE FORWARD LOOKING STATEMENTS.
Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
This prospectus is part of a registration statement that we filed with the Commission using a shelf registration process.  Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants and units described in this prospectus in one or more offerings up to a total dollar amount of $400,000,000. In addition, the Selling Shareholders may sell in one or more offerings pursuant to this registration statement up to 2,369,950 of our common shares that were previously acquired in private transactions or in the open market or which are issuable upon conversion of Series B Preferred Shares or any convertible notes into which the Series B Preferred Shares may convert. This prospectus provides you with a general description of the securities we or the Selling Shareholders may offer.  Each time we or the Selling Shareholders offer securities, we may provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering.  The prospectus supplement may also add, update or change the information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus does not contain all the information provided in the registration statement that we filed with the Commission.  For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under "Where You Can Find Additional Information."

iii

PROSPECTUS SUMMARY
This section summarizes some of the information and consolidated financial statements that appear later in this prospectus or in documents incorporated by reference herein. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information and financial statements that appear later in this prospectus or in documents incorporated by reference herein. In this prospectus, references to "Euroseas," "Company," "we," "our," "ours" and "us" refer to Euroseas Ltd., and its subsidiaries, unless otherwise stated or the context requires.
We use the term "deadweight tons," or dwt, in describing the capacity of our vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We use the term "twenty foot equivalent unit," or teu, the international standard measure of containers, in describing the capacity of our containerships. For the definition of certain shipping terms used in this prospectus, see the "Glossary of Shipping Terms" on page 37 of this prospectus.
Our Company
Euroseas Ltd. is a Marshall Islands company incorporated under the Business Corporations Act of the Marshall Islands, or BCA, on May 5, 2005. We are a provider of worldwide ocean-going transportation services. On May 30, 2018, the Company spun-off its drybulk fleet (excluding M/V Monica P, a handymax drybulk carrier, which was agreed to be sold at the time) into EuroDry Ltd. (“EuroDry”), a separate publicly listed company also listed on the Nasdaq Capital Market (the “Spin-off”). Shareholders of the Company received one EuroDry share for every five shares of the Company they held. As a result of the Spin-off and the subsequent sale of M/V Monica P, the Company has become a pure containership company and the only publicly listed company concentrating on the feeder and intermediate containership sector. Our containerships transport dry and refrigerated containerized cargoes, mainly manufactured products and perishables. As of May 1, 2020, our fleet consisted of eighteen containerships excluding M/V Manolis P which we have agreed to sell and is currently involved in a dispute with the buyers. The total cargo carrying capacity of the eighteen containerships is 640,594 dwt or 49,631 teu.
We actively manage the deployment of our fleet which is typically employed between short time charters, which generally last from several days to several months, and medium or long term time charters, which can last up to several years.  As of May 1, 2020, all except one of our container vessels, one that is to undergo repairs, are under contract.
Vessels operating on medium and long term time charters provide more predictable cash flows but can yield lower profit margins than vessels operating in the short term charters market during periods characterized by favorable market conditions. Vessels operating in the short term charters market generate revenues that are less predictable but may enable us to achieve increased profit margins during periods of high vessel rates although we are exposed to the risk of declining vessel rates, which may have a materially adverse impact on our financial performance.
We are constantly evaluating opportunities to increase the number of our vessels deployed on medium and longer term time charters; however, we only expect to enter into longer term time charters if we can obtain contract terms that satisfy our criteria. We carefully evaluate the length and rate of the time charter contract at the time of fixing or renewing a contract, considering market conditions, trends and expectations.
We constantly evaluate vessel purchase opportunities to expand our fleet accretive to our earnings and cash flow. Additionally, we will consider selling certain of our vessels when favorable sales opportunities present themselves. If, at the time of sale, the carrying value is less than the sales price, we will realize a gain on sale, which will increase our earnings, but if, at the time of sale, the carrying value of a vessel is more than the sales price, we will realize a loss on sale, which will negatively impact our earnings.

Our Fleet

As of May 1, 2020, the profile and deployment of our fleet, excluding our vessel, M/V Manolis P, which we have agreed to sell, is the following:
Name	Type	Dwt	TEU	Year Built	Employment (*)	TCE Rate ($/day)
Container Carriers
AKINADA BRIDGE	Intermediate	71,366	5,610	2001	TC until Oct-20	$16,000
SYNERGY BUSAN	Intermediate	50,726	4,253	2009	TC until Aug-20	$12,900
SYNERGY ANTWERP	Intermediate	50,726	4,253	2008	TC until May-20	CONTEX(**) 4250 less 6.25%; floor $8,000 / ceiling $16,000
SYNERGY OAKLAND (***)	Intermediate	50,787	4,253	2009	TC until Oct-20 plus 8-12 months extension option	$9,000 until Feb-20; $10,000 until Oct-20; option CONTEX(**) 4250 less 10%
SYNERGY KEELUNG	Intermediate	50,969	4,253	2009	TC until Dec-20/Jun-22 plus 8- 12 months option	$10,000 until Jun-21; $11,750 until Jun-22; option $14,500
EM KEA	Feeder	42,165	3,100	2007	TC until Apr-21	$9,700
EM ASTORIA	Feeder	35,600	2,788	2004	TC until Sep-20	$8,500
EVRIDIKI G	Feeder	34,677	2,556	2001	TC until Sep-20	$10,250
EM CORFU	Feeder	34,654	2,556	2001	TC until Sep-21	$10,200
EM ATHENS	Feeder	32,350	2,506	2000	TC until Oct-20	$9,250
EM OINOUSSES	Feeder	32,350	2,506	2000	Idle
DIAMANTIS P	Feeder	30,360	2,008	1998	TC until Jul-20	$8,000
EM SPETSES	Feeder	23,224	1,740	2007	TC until May-20	$7,000
EM HYDRA	Feeder	23,351	1,740	2005	TC until May-20	$7,500
JOANNA	Feeder	22,301	1,732	1999	TC until Feb-21	$8,050
AEGEAN EXPRESS	Feeder	18,581	1,439	1997	TC until Jul-20	$7,500
KUO HSIUNG	Feeder	18,154	1,169	1993	TC until May-20	$7,500
NINOS	Feeder	18,253	1,169	1990	TC until May-20	$7,750
Total Container Carriers(**)	18	640,594	49,631

Notes
(*)
Charter duration indicates the earliest redelivery date unless the contract rate is lower than the current market rate in which cases the latest redelivery date is assumed; vessels with the latest redelivery date shown are marked by (***)

(**)
The CONTEX (Container Ship Time Charter Assessment Index) has been published by the Hamburg and Bremen Shipbrokers’ Association (VHBS) since October 2007. The CONTEX is a company-independent index of time charter rates for container ships. It is based on assessments of the current day charter rates of six selected container ship types, which are representative of their size categories: Type 1,100 TEU and Type 1,700 TEU with a charter period of one year, and the Types 2,500, 2,700, 3,500 and 4,250 TEU all with a charter period of two years.

(***)	Latest redelivery date shown.

We plan to expand our fleet by investing in vessels in the containership market under favorable market conditions. We also intend to take advantage of the cyclical nature of the market by buying and selling ships when we believe favorable opportunities exist.  We employ our vessels, typically, in time charter contracts of various durations.

Management of Our Fleet
The operations of our vessels are managed by Eurobulk Ltd., or Eurobulk, an affiliated company. Eurobulk manages our fleet under a Master Management Agreement with us and separate management agreements with each ship-owning company. Eurobulk was founded in 1994 by members of the Pittas family and is a reputable ship management company with strong industry relationships and experience in managing vessels. Under our Master Management Agreement, Eurobulk is responsible for providing us with: (i) executive services associated with us being a public company; (ii) other services to our subsidiaries and commercial management services, which include obtaining employment for our vessels and managing our relationships with charterers; and (iii) technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging and supervising drydocking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support and shoreside personnel who carry out the management functions described above and certain accounting services.
Our Master Management Agreement with Eurobulk compensates Eurobulk with an annual fee and a daily management fee per vessel managed. Our Master Management Agreement, which we initially entered into in 2008, was amended and restated as of January 1, 2018 and its term extended until January 1, 2023.  It was further amended on November 15, 2019. The Master Management Agreement can be terminated by Eurobulk only for cause or under other limited circumstances, such as sale of the Company or Eurobulk or the bankruptcy of either party. The Master Management Agreement will automatically be extended after the initial period for an additional five-year period unless terminated on or before the 90th day preceding the initial termination date. Pursuant to the Master Management Agreement, vessels we might acquire in the future will enter into a separate management agreement with Eurobulk with a term and rate as specified in the Master Management Agreement.
Until May 30, 2018 (i.e. pre-Spin-off), in exchange for providing us with the services described above, we paid Eurobulk an annual fee of $2,000,000 and a management fee of 685 Euros per vessel per day for any operating vessel and 50% (i.e., 342.5 Euros) of that amount for any vessel laid-up.  The amount of such annual fee allocated to the Company prior to the Spin-off was based on the proportion of the number of calendar days that related to the vessels to be spun-off to EuroDry to the number of days of the entire fleet of Euroseas. The management fee is adjusted annually for inflation in the Eurozone every January 1st. There was no adjustment for inflation from January 1, 2017, to date. In the case of newbuilding vessel contracts, the same management fee of 685 Euros becomes effective when construction of the vessels actually begins. On May 30, 2018, the Company signed an addendum with the Manager according to which daily management fees were kept at 685 Euros per day per vessel and, effective May 30, 2018, the fixed cost was adjusted to $1,250,000. As a result, for the year 2018, the fixed cost was calculated at $2,000,000 pro-rated for the period of January 1, 2018 until May 30, 2018 and at $1,250,000 for the period of May 31, 2018 until December 31, 2018. On November 15, 2019, the Company signed an addendum adjusting the fixed annual cost to $2,000,000 to compensate Eurobulk Ltd. for the increase in the fleet and certain management services provided by Synergy Marine Ltd., a company controlled by Andreas Papathomas and which became affiliated with the Company post-acquisition, as a result of his appointment to the Board of Directors of the Company in November 2019. As a result, for the year 2019, the fixed cost was calculated at $1,250,000 pro-rated for the period of January 1, 2019 until November 15, 2019 and at $2,000,000 for the period of November 16, 2019 until December 31, 2019.
Our Competitive Strengths
We believe that we possess the following competitive strengths:
●
Experienced Management Team. Our management team has significant experience in all aspects of commercial, technical, operational and financial areas of our business. Aristides J. Pittas, our Chairman and Chief Executive Officer, holds a dual graduate degree in Naval Architecture and Marine Engineering and Ocean Systems Management from the Massachusetts Institute of Technology. He has worked in various technical, shipyard and ship management capacities and since 1991 has focused on the ownership and operation of vessels carrying dry cargoes. Dr. Anastasios Aslidis, our Chief Financial Officer, holds a Ph.D. in Ocean Systems Management also from the Massachusetts Institute of Technology and has over 20 years of experience, primarily as a partner at a Boston based international consulting firm focusing on investment and risk management in the maritime industry.

●
Cost Efficient Vessel Operations. We believe that because of the efficiencies afforded to us through Eurobulk, the strength of our management team and the quality of our fleet, we are, and will continue to be, a reliable, low cost vessel operator, without compromising our high standards of performance, reliability and safety. Despite the average age of our fleet being approximately 17.7 years on May 1, 2020 (excluding M/V Manolis P., which we have agreed to sell), our total vessel operating expenses, including management fees and general and administrative expenses but excluding drydocking expenses were $6,294 per day for the year ended December 31, 2019. We consider this amount to be among the lowest of the publicly listed containerships shipping companies in the United States. Our technical and operating expertise allows us to efficiently manage our fleet and minimize off-hire days. Our professional, well-trained masters, officers and onboard crews further help us to control costs and ensure consistent vessel operating performance. We actively manage our fleet and strive to maximize operational and commercial utilization. For the year ended December 31, 2019, our operational fleet utilization was 99.9%, up from 96.0% in 2018, while our commercial utilization rate increased from 96.7% in 2018 to 99.2% in 2019. Our total fleet utilization rate in 2019 was 99.1%.

●
Strong Relationships with Customers and Financial Institutions. We believe that we, Eurobulk and the Pittas family have developed strong industry relationships and gained acceptance with charterers, lenders and insurers because of long-standing reputation for safe and reliable service and financial responsibility through various shipping cycles. Through Eurobulk, we offer reliable service and cargo carrying flexibility that enables us to attract customers and obtain repeat business. We also believe that the established customer base and reputation of ourselves, Eurobulk and the Pittas family help us to secure favorable employment for our vessels with well-known charterers.

Our Business Strategy
Our business strategy is focused on providing consistent shareholder returns by carefully timing and structuring acquisitions of containerships and by reliably, safely and competitively operating our vessels through Eurobulk. We continuously evaluate purchase and sale opportunities, as well as long term employment opportunities for our vessels. Key elements of the above strategy are:
●
Renew and Expand our Fleet. We expect to grow our fleet in a disciplined manner through timely and selective acquisitions of quality vessels. We perform in-depth technical review and financial analysis of each potential acquisition and only purchase vessels as market opportunities present themselves. We focus on purchasing well-maintained secondhand vessels, newbuildings or newbuilding resales based on the evaluation of each investment option at the time it is made. In January 2017, we sold one containership. In June, September, October and December 2017, we took delivery of five secondhand containerships while in December 2017, we sold one containership. During 2019, we acquired eight containerships increasing our fleet by about 70% in terms of number of vessels and more than doubling it in terms of carrying capacity. More recently, in February 2020 we agreed to sell for scrap one of our vessels.

●
Maintain Balanced Employment. We intend to employ our fleet on either longer term time charters, i.e. charters with duration of more than a year, or shorter-term time charters. We seek longer term time charter employment to obtain adequate cash flow to cover as much as possible of our fleet’s recurring costs, consisting of vessel operating expenses, management fees, general and administrative expenses, interest expense and drydocking costs for the upcoming 12-month period. When we expect charter rates to improve we try to increase the percentage of our fleet employed in shorter term contracts (allowing us to take advantage of higher rates in the future), while when we expect the market to weaken we try to increase the percentage of our fleet employed in longer term contracts (allowing us to take advantage of higher current rates). We believe this balanced employment strategy provides us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the short-term time charter market during periods of rising charter rates. As of May 1, 2020, on the basis of our existing time charters, approximately 49% of our vessel capacity in the remainder of 2020 and approximately 6% in 2021 are under time charter contracts, which will ensure employment of a portion of our fleet, partly protect us from market fluctuations and increase our ability to make principal and interest payments on our debt and, possibly, pay dividends to our shareholders.

●
Optimize Use of Financial Leverage. We intend to use bank debt to partly fund our vessel acquisitions and increase financial returns for our shareholders. We actively assess the level of debt we incur in light of our ability to repay that debt based on the level of cash flow generated from our balanced chartering strategy and efficient operating cost structure. Our debt repayment schedule as of December 31, 2019 calls for a reduction of about 19% of our debt by the end of 2020 and an additional reduction of about 12% by the end of 2021 for a total reduction of 31% over the next two years, excluding a balloon payment due at the end of 2021 that we intend to refinance and excluding any new debt that we may assume. As our debt is being repaid we expect that our ability to raise or borrow additional funds more cheaply in order to grow our fleet and generate better returns for our shareholders will increase.

Corporate Information
Euroseas Ltd. is a holding company existing under the laws of the Marshall Islands. We maintain our principal executive offices at 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece. Our telephone number at that address is +30-211-1804005.  Our website address is http://www.euroseas.gr.  The information on our website is not a part of this prospectus.
Recent Developments
In June 2019, the Company refinanced two of its vessels in a transaction that freed up about $8 million of cash which together with approximately $3.7 million of its available cash was used to redeem approximately $11.7 million of its series B Preferred Shares; the refinancing also included a reduction of the loan margin by 0.5% of the Company’s overall debt (which was financed by the same bank at the time). Also in June 2019, as mentioned above, the Company redeemed $11.7 million of its Series B Preferred Shares which had an aggregate value of about $19.7 million at the time and, since January 2019, carried an annual dividend of 12% payable in cash which was set to increase to 14% in January 2021. Following the redemption, the dividend rate for the $8 million value of Series B Preferred Shares remaining outstanding was reduced to 8% until January 2021 and will increase to 14% thereafter.
In August 2019, the Company acquired four feeder containerships from affiliates of the Pittas family including the Company’s CEO, for a consideration that includes a cash payment of $15 million and issuance of approximately 2.8 million shares of common stock to the sellers (adjusted for the 1-for-8 reverse stock split of December 19, 2019). The Company financed the cash portion of the acquisition price with bank debt which was used to repay the existing indebtedness of the vessels with the sellers receiving only payment in Euroseas common shares.
In September 2019 and in November 2019, the Company entered in loan agreements and drew down two loans of $2.5 million each for a total of $5.0 million, from a company affiliated to the Company’s CEO, to finance general corporate needs including funding of the drydocking of the M/V Akinada Bridge. The loans were approved by an independent committee of the Board of Directors and are payable within 2020; the Company has the option to make the repayment in shares of common stock under certain conditions.
In November 2019, the Company acquired four intermediate containerships from companies controlled by Synergy Holdings Limited for a total consideration of approximately $40 million. The acquisition was financed by bank debt, existing funds of the Company and $6 million raised in private placements. The Company also assumed the charters under which the vessels were at the time. As part of the transaction, the Company has agreed to acquire certain corporate and vessel management services from Synergy Marine Limited for the next three years. Mr. Andreas Papathomas, Chairman of Synergy Holdings Limited, joined the Board of Directors of the Company. The Company has also agreed to issue an additional $0.5 million in shares of its common stock to Synergy Holdings Limited if certain conditions are fulfilled in one year. The private placements of $6.0 million of common stock were subscribed equally by Synergy Holdings Limited and Eurobulk Marine Holdings Inc. (a company affiliated to the Company’s CEO). As the result of the private placements, the Company issued approximately 1.06 million new common shares (adjusted for the 1-for-8 reverse stock split of December 19, 2019).
In January 2020, M/V EM Oinousses experienced an engine room fire while sailing off Mozambique carrying empty containers. The fire was extinguished without any injuries to the crew; the vessel is undergoing evaluation for the type of repairs required. It is expected that the Company’s insurance will cover the majority of the costs. It is possible that the vessel may be scrapped after the insurance process is complete.
In February 2020, the Company entered into an agreement to sell for scrap M/V Manolis, a feeder containership vessel, built in 1995. The vessel reached her destination port on April 7, 2020, but so far has not been delivered to her new owners due to COVID-19 restrictions and port lockdowns in the territory of arrival (Alang, India).  The scrap price has dropped since the date of the agreement to sell the M/V Manolis P, and the buyers are now seeking to terminate the agreement on the basis that timely delivery did not occur.  The Company is in the process of seeking a settlement with the buyers.
In April 2020, the Company entered into one interest rate swap with Eurobank for a notional amount of $30.0 million, in order to manage interest costs and the risk associated with changing interest rates of the Company’s loans. Under the terms of the swap, Eurobank makes a quarterly payment to the Company equal to the 3-month LIBOR while the Company pays a fixed rate of 0.78% based on the notional amount. The swap is effective from April 24, 2020 until April 24, 2025.
The Securities We May Offer
Through this prospectus, we may periodically offer:
(1) our common shares,
(2) our preferred shares,
(3) our debt securities,
(4) our warrants, and
(5) our units.
We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.
The Securities the Selling Shareholders May Offer
The Selling Shareholders may sell in one or more offerings pursuant to this registration statement up to 2,369,950 of our common shares that were previously acquired in private transactions or in the open market or which are issuable upon conversion of Series B Preferred Shares or any convertible notes into which the Series B Preferred Shares may convert. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.
A prospectus supplement may describe the amounts, prices, and type of transaction in which the Selling Shareholders may offer securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings set forth in this prospectus, unless otherwise specified.

RISK FACTORS
An investment in our securities involves a high degree of risk.  You should carefully consider the risks discussed under the heading "Item 3. Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2019 and the other documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our securities.  Please see "Where You Can Find Additional Information – Information Incorporated by Reference." In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

USE OF PROCEEDS
Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities that we may offer by this prospectus to make vessel acquisitions and for capital expenditures, repayment of indebtedness, working capital, and general corporate purposes.  We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

SELLING SHAREHOLDERS
This prospectus relates to the proposed sale from time to time of up to 2,369,950 of our common shares which were acquired in private transactions or in the open market or which are issuable upon conversion of Series B Preferred Shares or any convertible notes into which the Series B Preferred Shares may convert.

Set forth below is information regarding the names and number of common shares owned and offered by the Selling Shareholders. The table is based upon information provided by the Selling Shareholders. The table assumes that all the shares being offered by the Selling Shareholders pursuant to this prospectus are ultimately sold in the offering.
Selling Shareholders
Name of Selling Shareholder	Common Shares Owned Before Offering (1)(2)	Percentage of Class Prior to the Offering (3)		Total Common Shares Offered Hereby	Common Shares Owned Following the Offering	Percentage of Class Following the Offering
Tennenbaum Opportunities Partners V, LP (4)	76,050	1.2	%(4)	76,050	0	0%
Tennenbaum Opportunities Fund VI, LLC (4)	314,976	5.2	%(4)	314,976	0	0%
Friends Investment Company Inc. (5)	531,614	8.7	%(5)	483,182	48,432	0.8%
Preferred Friends Investment Company Inc. (6)	234,295	3.8	%(6)	234,295	0	0%
Family United Navigation Company (7)	87,852	1.4	%(7)	87,852	0	0%
Synergy Holdings Ltd (8)	528,169	8.6	%(8)	528,169	0	0%
Diamantis Shareholders Ltd (9)	243,451	4.0	%(9)	243,451	0	0%
C.S. CAMPBELL SHIPPING (CYPRUS) LIMITED (10)	231,338	3.8	%(10)	231,338	0	0%
Rennaissance Bridge Ltd (11)	77,113	1.3	%(11)	77,113	0	0%
Nikolaos Pithis (12)	32,659	0.5	%(12)	32,659	0	0%
Bentech Investment Ltd (13)	25,705	0.4	%(13)	25,705	0	0%
Alexandros Kapellaris (14)	19,279	0.3	%(14)	19,279	0	0%
Markos Vassilikos(15)	15,881	0.3	%(15)	15,881	0	0%
Total	2,418,382	39.6%		2,369,950	0	0%
__________________________
(1) Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and generally includes voting or investment power with respect to securities. Except as subject to community property laws or otherwise as described in the notes below, where applicable, the person named above has sole voting and investment power with respect to all common shares shown as beneficially owned by it.
(2) This amount includes common shares that are issuable upon conversion of Series B Preferred Shares (or any convertible notes into which the Series B Preferred Shares may convert) on an as-converted basis (based on the current conversion ratio).
(3) Based on 5,600,259 common shares outstanding as of May 1, 2020 and a total of 512,821 common shares issuable upon conversion of Series B Preferred Shares owned by Tennenbaum Opportunities Fund VI, LLC and Preferred Friends Investment Company Inc.
(4) Tennenbaum Capital Partners, LLC serves as investment advisor to, inter alia, Tennenbaum Opportunities Partners V, LP and Tennenbaum Opportunities Fund VI, LLC, which are the registered holders of the Common Shares and Series B Preferred Shares of Euroseas Ltd. beneficially owned by Tennenbaum Capital Partners, LLC. Tennenbaum Capital Partners, LLC is indirectly controlled by BlackRock, Inc., which may be deemed to have beneficial ownership of shares beneficially owned by Tennenbaum Capital Partners, LLC. The address of Tennenbaum Opportunities Partners V, LP, Tennenbaum Opportunities Fund VI, LLC and Tennenbaum Capital Partners, LLC is 2951 28th Street, Suite 1000, Santa Monica, CA 90405. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Tennenbaum Opportunities Partners V, LP and Tennenbaum Opportunities Fund VI, LLC currently hold (a) 112,500 shares of common stock and (b) 4,345 Series B Preferred Shares that are convertible into 278,526 shares of common stock (based on the current conversion ratio).
 (5) Represents 531,614 shares of common stock held of record by Friends Investment Company Inc. (“Friends”). A majority of the shareholders of Friends are members of the Pittas family. Investment power and voting control by Friends resides in its board of directors which consists of four directors, who are members of the Pittas family: Aristides P. Pittas, Vice Chairman and Director of the Company; Aristides J. Pittas, CEO, President and Director of the Company; Nikolaos J. Pittas, financial manager of Eurobulk, an affiliate of the Company; and Emmanuel Pittas, Vice President of Eurobulk. Actions by Friends may be taken by a majority of the members on its board of directors. The business address for Friends is 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece.
(6) 234,295 common shares are issuable upon conversion of 3,655 Series B Preferred Shares (or any convertible notes into which the Series B Preferred Shares may convert) owned by this shareholder into common shares (based on the current conversion ratio). A majority of the shareholders of Preferred Friends Investment Company Inc. are members of the Pittas family.

Investment power and voting control by Preferred Friends Investment Company Inc. resides in its board of directors which consists of four directors, who are members of the Pittas family: Aristides P. Pittas, Vice Chairman and Director of the Company; Aristides J. Pittas, CEO, President and Director of the Company; Nikolaos J. Pittas, financial manager of Eurobulk, an affiliate of the Company; and Emmanuel Pittas, Vice President of Eurobulk. Actions by Preferred Friends Investment Company Inc. may be taken by a majority of the members on its board of directors. The business address for Preferred Friends Investment Company Inc. is 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece.
(7) Represents 87,852 shares of common stock held of record by Family United Navigation Company (“Family United”). A majority of the shareholders of Family United are members of the Pittas family. Investment power and voting control by Family United resides in its board of directors which consists of four directors, who are members of the Pittas family: Aristides P. Pittas, Vice Chairman and Director of the Company; Despina Pita; Pantelis A. Pittas; and Eleni A. Pita. Actions by Family United may be taken by a majority of the members on its board of directors. The business address for Family United is 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece.
(8) Represents 528,169 shares of common stock held of record by Synergy Holdings Ltd. (“SHL”). SHL is indirectly controlled by a trust (under which Andreas Papathomas is a beneficiary) which may be deemed to have beneficial ownership of shares beneficially owned by SHL.  Mr Papathomas is a director of the Company.  The business address for SHL is Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda.
(9) Represents 243,451 shares of common stock held of record by Diamantis Shareholders Ltd (“DSL”). A majority of the shareholders of DSL are members of the Pittas family. Investment power and voting control by DSL resides in its board of directors which consists of three directors some of whom are members of the Pittas family: Aristides P. Pittas, Vice Chairman and Director of the Company; Markos Vassilikos, managing director of Eurobulk Ltd, an affiliate of the Company and Stefania Karmiri, Secretary of the Company. Actions by DSL may be taken by a majority of the members on its board of directors. The business address for Friends is 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece.
(10) Represents 231,338 shares of common stock held of record by C.S. CAMPBELL SHIPPING (CYPRUS) LIMITED (“CAMBELL”). A majority of the shareholders of CAMPBELL are non-affiliates of the Company. Investment power and voting control by CAMPBELL resides in its board of directors. The business address for CAMPBELL is 32, Kritis Street, Papachristoforou building, 4th Floor, 3087 Limassol, Cyprus.
(11) Represents 77,113 shares of common stock held of record by Rennaissance Bridge Ltd (“RBL”). A majority of the shareholders of RBL are non-affiliates of the Company. Investment power and voting control by RBL resides in its board of directors. The business address for RBL is 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece.
(12) Represents 32,659 shares of common stock held of record by Mr. Nikolaos Pithis. The address for Mr. Pithis is 61, Voriou Ipirou, Vrilissia 152 35, Athens, Greece.
(13) Represents 25,705 shares of common stock held of record by Bentech Investment Ltd (“BIL”). A majority of the shareholders of BIL are non-affiliates of the Company. Investment power and voting control by BIL resides in its board of directors. The business address for BIL is 10, Korytsas, Lakatameia 233, Nicosia, Cyprus.
(14) Represents 19,279 shares of common stock held of record by Mr. Alexandros Kapellaris, counsel of Eurobulk Ltd, an affiliate of the Company. The address for Mr. Kapellaris is 12, Ptolemeou Street, Halandri 152 38, Athens, Greece.
(15) Represents 15,881 shares of common stock held of record by Mr. Markos Vassilikos, managing director of Eurobulk Ltd, an affiliate of the Company. The address for Mr. Vassilikos is 28, Dimokratias Street, Paleo Psychiko 154 52, Athens, Greece.

OUR CAPITALIZATION
A prospectus supplement will include information on the Company’s consolidated capitalization.

DIVIDEND POLICY
A description of our dividend policy can be found in Item 8.A "Financial Information – Consolidated Statements and Other Financial Information – Dividend Policy" of our Annual Report on Form 20-F for the year ended December 31, 2019, incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION
We may sell or distribute the securities included in this prospectus and the Selling Shareholders, which as used herein include donees, pledgees, transferees or other successors in interest, including any successor funds thereto, and their respective affiliates that are direct or indirect equity investors in us, including other successors in interest selling our common shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of our common shares, including on any stock exchange, quotation service, market or other trading facility on which our securities are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices (which may be above or below market prices prevailing at the time of sale), at negotiated prices or otherwise.
In addition, we may sell some or all of our securities, and the Selling Shareholders may sell, transfer or otherwise dispose of our common shares offered in this prospectus through:
o	one or more block trades in which a broker-dealer will attempt to sell the shares as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;
o	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
o	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
o	underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;
o	an exchange distribution in accordance with the rules of the applicable exchange;
o	broker-dealers, who may agree with us or the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
o	public or privately negotiated transactions;
o	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;
o	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
o
trading plans entered into by us or a Selling Shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

o	any combination of the foregoing; or
o	any other method permitted pursuant to applicable law.
We, with respect to the securities included in this prospectus, and the Selling Shareholders may, with respect to the common shares owned by them, from time to time, pledge or grant a security interest in some or all of the securities or common shares, respectively, and, if the pledger or grantor defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities or common shares, as the case may be, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the donee, pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The Selling Shareholders also may transfer our common shares, the Series B Preferred Shares or any convertible note into which the Series B Preferred Shares may convert owned by them in other circumstances, in which case the donees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our securities, we may, and in connection with the common shares owned by them, the Selling Shareholders may, enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities or common shares in the course of hedging the positions they assume.  We or the Selling Shareholders may also sell our securities or common shares short and deliver these securities to close out our or their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities.  We or the Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of our securities or common shares offered by this prospectus, which securities or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Shareholders also may sell all or a portion of our common shares in open market transactions in reliance upon Rule 144 under the Securities Act, regardless of whether the shares are offered in this prospectus, provided that they meet the criteria and conform to the requirements of that rule.
There can be no assurance that the Selling Shareholders will sell any or all of our common shares offered by this prospectus.
The aggregate proceeds to the Selling Shareholders from the sale of our common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any.  Each Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents.  We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.
The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of our common shares may be deemed by the Commission to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may therefore be underwriting discounts and commissions under the Securities Act.  Selling Shareholders who are deemed by the Commission to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
We have informed the Selling Shareholders that the anti-manipulation rules of Regulation M, promulgated under the Exchange Act, may apply to sales of our common shares by the Selling Shareholders in the market and to the activities of the Selling Shareholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Shareholders may indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.
As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of any of the securities pursuant to this prospectus.
At the time that any particular offering of common shares is made, to the extent required by the Securities Act, a prospectus or prospectus supplement or, if appropriate, a post-effective amendment, will be distributed, setting forth the terms of the offering, including the aggregate number of common shares being offered, the purchase price of the common shares, the public offering price of the common shares, the names of any underwriters, dealers or agents and any applicable discounts or commission.
In order to comply with the securities laws of some states, if applicable, our common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states our common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Capital Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
We will bear the costs relating to the registration and sale of the securities offered by us as well as the common shares offered by the Selling Shareholders under this Registration Statement, other than any underwriting discounts and commissions and transfer taxes, if any, of the common shares sold by the Selling Shareholders hereunder.  We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities of any violation by the Company of the Securities Act, the Exchange Act and state securities laws applicable to the Company and relating to the registration of the shares offered by this prospectus that have not resulted from written information provided by the Selling Shareholders to us expressly for use in connection with such registration.  We have agreed with the Selling Shareholders to use best efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of our common shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (b) when all of the common shares owned by the Selling Shareholders may be resold pursuant to Rule 144 under the Securities Act without restriction as to volume or manner of sale.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the capital stock offered under this prospectus.  For the complete terms of our capital stock, please refer to our amended and restated articles of incorporation that are filed as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2010 filed on May 27, 2011, which are incorporated by reference herein; the articles of amendment to our amended and restated articles of incorporation that are filed as an exhibit to our Report on Form 6-K filed on January 9, 2020, which are incorporated by reference herein; our bylaws, as amended, that are filed as exhibits to our Annual Report on Form 20-F for the year ended December 31, 2009 filed on May 28, 2010, which are incorporated by reference herein; the Amended and Restated Statement of Designation for the Series B Convertible Perpetual Preferred Shares, filed as an exhibit to our Report on Form 6-K filed on March 5, 2020 and incorporated by reference herein; and the Statement of Designation for the Series C Participating Preferred Stock, filed as an exhibit to our Report on Form 6-K filed on May 28, 2019 and incorporated by reference herein. The Marshall Islands Business Corporations Act, or BCA, may also affect the terms of these securities.
Authorized Capitalization
Common Shares
As of the date of this prospectus, we are authorized to issue up to 200,000,000 shares of common stock, par value $0.03 per share, of which there are 5,600,259 shares issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the shareholders. Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued shares of our common stock when issued will be fully paid for and non-assessable.
Preferred Shares
As of the date of this prospectus, we are authorized to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, of which there are 8,000 shares issued and outstanding. The preferred stock may be issued in one or more series and our Board of Directors, without further approval from our shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.
The terms of the Series B Preferred Shares are summarized in our Annual Report on Form 20-F filed with the Commission on April 30, 2020, which is incorporated by reference herein.  For a full description of the terms of our Series B Preferred Shares, please see the Amended and Restated Statement of Designation for the Series B Preferred Shares, filed as an exhibit to our Report on Form 6-K filed on March 5, 2020.
Share History
All share numbers shown below reflect the 1-for-8 reverse stock split of December 19, 2019.
On November 2, 2017, our board of directors awarded 12,534 common shares to our directors, officers and key employees of Eurobulk, half of which vested on July 1, 2018 and the remainder of which vested on July 1, 2019.
On October 30, 2018, we entered into an equity distribution agreement with Maxim Group LLC to sell up to $10 million of our common shares through an at-the-market offering. Under this offering, we have issued and sold 139,509 common shares in November 2018 for gross proceeds net of commissions of approximately $2.0 million.
On November 21, 2018, our board of directors awarded 15,682 common shares to our directors, officers and key employees of Eurobulk, half of which vested on November 16, 2019 and the remainder of which will vest on November 16, 2020.
On August 2, 2019, we issued 687,500 common shares to Containers Trinity Shareholders Ltd as partial consideration for the m/v EM Hydra; and 246,479 common shares to Diamantis Shareholders Ltd as partial consideration for the m/v Diamantis P.
On August 7, 2019, we issued 1,882,922 common shares to Containers Trinity Shareholders Ltd as partial consideration for the m/v EM Spetses and m/v EM Kea.
During October 2019, we issued and sold 144,727 common shares for net proceeds of approximately $0.9 million through an at-the-market offering under the equity distribution agreement with Maxim Group LLC on October 30, 2018 (see above).

On November 4, 2019, our board of directors awarded 15,444 common shares to our directors, officers and key employees of Eurobulk, half of which will vest on July 1, 2020 and the remainder of which will vest on July 1, 2021.

On November 8, 2019, we issued and sold 528,169 common shares to Synergy Holdings Ltd for net proceeds of $3.0 million through a private placement.
On November 22, 2019, we issued and sold 528,169 common shares to Eurobulk Marine Holdings Inc. for net proceeds of $3.0 million through a private placement.
Directors
Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Cumulative voting may not be used to elect directors.
Our Board of Directors must consist of at least three directors, such number to be determined by the Board of Directors by a majority vote of the entire Board of Directors from time to time. Shareholders may change the number of our directors only by an affirmative vote of the holders of the majority of the outstanding shares of capital stock entitled to vote generally in the election of directors.
Our Board of Directors is divided into three classes as set out below in “Classified Board of Directors.” Each director is elected to serve until the third succeeding annual meeting after his election and until his successor shall have been elected and qualified, except in the event of his death, resignation or removal.
Shareholder Meetings
Under our bylaws, as amended, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by the Board of Directors, the Chairman of the Board or by the President. Notice of every annual and special meeting of shareholders must be given to each shareholder of record entitled to vote at least 15 but no more than 60 days before such meeting.
Dissenters' Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.
Shareholders Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Limitations on Liability and Indemnification of Officers and Directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our bylaws, as amended, include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Our bylaws, as amended, provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in our bylaws, as amended, may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Purpose
Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.
Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws, as Amended
Several provisions of our amended and restated articles of incorporation and bylaws, as amended, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change in control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Blank Check Preferred Stock
Under the terms of our amended and restated articles of incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change in control of our company or the removal of our management.
Classified Board of Directors
Our amended and restated articles of incorporation provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.
Election and Removal of Directors
Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws, as amended, require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our bylaws, as amended, also provide that our directors may be removed only for cause and by either action of the Board of Directors or the affirmative vote of the holders of 51% of the issued and outstanding voting shares of the Corporation. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Limited Actions by Shareholders
Our amended and restated articles of incorporation and our bylaws, as amended, provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our bylaws, as amended, provide that, subject to certain exceptions, a special meeting of shareholders may be called only by our Board of Directors, our Chairman of the Board or by the President and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may not call a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
Our bylaws, as amended, provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one-year anniversary of the immediately preceding annual meeting of shareholders. Our bylaws, as amended, also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Certain Business Combinations
Our amended and restated articles of incorporation also prohibit us, subject to several exclusions, from engaging in any “business combination” with any interested shareholder for a period of three years following the date the shareholder became an interested shareholder.

Shareholders' Rights Plan
On May 10, 2019, we adopted a shareholder rights agreement effective as of May 27, 2019 (the “Rights Plan”) and declared a dividend distribution of one preferred stock purchase right to purchase one one-thousandth of our Series C Participating Preferred Stock for each outstanding share of our common stock, to shareholders of record at the close of business on May 27, 2019. Each right entitles the registered holder, upon the occurrence of certain events, to purchase from us one one-thousandth of a share of Series C Participating Preferred Stock at an exercise price of $3.00, subject to adjustment. The rights will expire on the earliest of (i) May 31, 2029 or (ii) redemption or exchange of the rights. The Rights Plan was designed to enable us to protect shareholder interests in the event that an unsolicited attempt is made for a business combination with or takeover of the Company. We believe that the Rights Plan should enhance the board of directors' negotiating power on behalf of shareholders in the event of a coercive offer or proposal. We are not currently aware of any such offers or proposals and we adopted the plan as a matter of prudent corporate governance. This shareholder rights agreement replaced our existing, substantially similar shareholder rights agreement which expired on May 27, 2019.
Transfer Agent
The registrar and transfer agent for our common shares is American Stock Transfer & Trust Company, LLC.
Listing
Our common shares are listed on the Nasdaq Capital Market under the symbol "ESEA."

DESCRIPTION OF PREFERRED SHARES
Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock.  As of the date of this prospectus, we have issued 8,000 of our Series B Preferred Shares. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.  The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.  Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation.  Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control.  Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders.  In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares.  The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing.  Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent.  The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
●	the title of such warrants;
●	the aggregate number of such warrants;
●	the price or prices at which such warrants will be issued;
●	the currency or currencies, in which the price of such warrants will be payable;
●
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

●	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;
●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
●	information with respect to book-entry procedures, if any;
●	if applicable, a discussion of any material United States Federal income tax considerations; and
●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates.  We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to an Exchange Act report that will be incorporated by reference to the Registration Statement or a prospectus supplement.  We will refer to any or all of these reports as "subsequent filings".  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures".  Unless otherwise permitted by applicable law, each indenture will be subject to and governed by the Trust Indenture Act.  The aggregate principal amount of debt securities which may be issued under each indenture may be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
The debt securities may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries.  A description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.
The following description of the terms of the debt securities sets forth certain general terms and provisions.  The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture.  Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.
General
Unless otherwise indicated in subsequent filings with the Commission, no indenture will limit the amount of debt securities which may be issued, and each indenture will provide that debt securities may be issued up to the aggregate principal amount from time to time.  The debt securities may be issued in one or more series.  The senior debt securities may be secured or unsecured and, if unsecured, will rank in parity with all of our other unsecured and unsubordinated indebtedness.  Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities as described in an accompanying prospectus supplement.
You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
●	the designation, aggregate principal amount and authorized denominations;
●	the issue price, expressed as a percentage of the aggregate principal amount;
●	the maturity date;
●	the interest rate per annum, if any;
●
if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

●	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;
●
the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

●	whether the debt securities are convertible and the terms of such conversion;
●	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;
●	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;
●	any events of default not set forth in this prospectus;

●	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States;
●
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

●	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;
●
if denominated in a currency or currencies other than the currency of the United States, the equivalent price in the currency of the United States for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

●
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

●	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;
●	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;
●	any terms with respect to subordination;
●	any listing on any securities exchange or quotation system; and
●	additional provisions, if any, related to defeasance and discharge of the offered debt securities.
Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee.  Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.
Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof.  No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.
Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount.  United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.
We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.
Senior Debt
We may issue senior debt securities under a senior debt indenture.  These senior debt securities may be secured or unsecured, and if unsecured, would rank on an equal basis with all our other unsecured debt except subordinated debt. The senior debt securities may also be convertible.
Senior debt means:
●
the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

●	all capitalized lease obligations;
●	all hedging obligations;
●	all obligations representing the deferred purchase price of property; and
●	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:
●	subordinated debt securities; and
●	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.
Subordinated Debt
We may issue subordinated debt securities under a subordinated debt indenture.  Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured). Subordinated debt may be secured or convertible.
In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.
If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.
If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.
Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.
Covenants
Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
●	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;
●	the ability to make certain payments, dividends, redemptions or repurchases;
●	our ability to create dividend and other payment restrictions affecting our subsidiaries;
●	our ability to make investments;
●	mergers and consolidations by us or our subsidiaries;
●	sales of assets by us;
●	our ability to enter into transactions with affiliates;
●	our ability to incur liens; and
●	sale and leaseback transactions.
Modification of the Indentures
Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class.  But no modification that:
●	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;
●
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

●	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;
●
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

●	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;
●
makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

●	waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities, will be effective against any holder without his consent.  Other terms as specified in subsequent filings may be modified without the consent of the holders.
Events of Default
Each indenture defines an event of default for the debt securities of any series as being any one of the following events:
●	default in any payment of interest when due which continues for 30 days;
●	default in any payment of principal or premium when due;
●	default in the deposit of any sinking fund payment when due;
●	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;
●
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

●	events of bankruptcy, insolvency or reorganization.
An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.
There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.
In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable.  Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture.  Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.
Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity.  Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.
Defeasance and Discharge
The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.  This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders.  This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.
Defeasance of Certain Covenants
The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.
A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.
Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.
We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security.  Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.
Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions.  Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee.  Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form.  The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.
So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture.  Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.
The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.
Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.
We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository.  We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.
Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:
●
the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

●	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or
●	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.
Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository's relevant participating institutions to the applicable trustee.
In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, preferred shares, common shares or any combination of such securities.  The applicable prospectus supplement will describe:
●
the terms of the units and of the warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units;
●	if applicable, a discussion of any material U.S. federal income tax considerations; and
●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

TAX CONSIDERATIONS
The following is a discussion of the material Liberian, Marshall Islands and United States federal income tax considerations applicable to us and an investment decision by United States Holders and Non-United States Holders, each as defined below, in our common stock.   This summary does not purport to deal with all aspects of United States federal income taxation, Liberian taxation or Marshall Islands taxation that may be relevant to an investor's decision to purchase common stock, nor any tax consequences arising under the laws of any state, locality or other foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, thrifts or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, United States expatriates, persons that hold common stock as part of a straddle, persons who own 10% or more of our outstanding stock, persons deemed to sell the common stock under the constructive sale provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, United States Holders (as defined below) whose "functional currency" is other than the United States dollar, partnerships or other pass-through entities, or persons who acquire or are deemed to have acquired the common stock in an exchange or for property other than cash, persons required to recognize income no later than when such income is reported on an “applicable financial statement,” or holders subject to the alternative minimum tax, each of which may be subject to special rules. In addition, this discussion is limited to persons who acquire common stock in an offering made under this prospectus and hold the common stock as "capital assets" (generally, property held for investment) within the meaning of Code Section 1221.
Marshall Islands Tax Considerations
In the opinion of Seward & Kissel LLP, the following are the material Marshall Islands tax consequences of our activities to us and holders of our common shares. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders.
Liberian Tax Considerations
In the opinion of Seward & Kissel LLP, the following are the material Liberian tax consequences of our activities to us and holders of our common shares. Certain of our subsidiaries are incorporated in Liberia. Under current Liberian law, our Liberian subsidiaries are not subject to tax on income or capital gains, and no Liberian withholding tax will be imposed upon payments of dividends by our Liberian subsidiaries to us.
United States Federal Income Tax Considerations
In the opinion of Seward & Kissel LLP, the following are the material United States federal income tax consequences to us of our activities and to United States Holders and Non-United States Holders, each as defined below, of the ownership of common shares. The following discussion of United States federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, or the Treasury Regulations, all of which are subject to change, possibly with retroactive effect. The discussion below is based, in part, on the description of our business herein and assumes that we conduct our business as described herein. References in the following discussion to the "Company," "we," "our" and "us" are to Euroseas Ltd. and its subsidiaries on a consolidated basis.
United States Federal Income Taxation of Operating Income: In General
We earn and anticipate that we will continue to earn substantially all our income from the hiring or leasing of vessels for use on a time charter basis, from participation in a pool or from the performance of services directly related to those uses, all of which we refer to as "shipping income."
Unless exempt from United States federal income taxation under the rules of Section 883 of the Code, or Section 883, as discussed below, a foreign corporation such as the Company will be subject to United States federal income taxation on its "shipping income" that is treated as derived from sources within the United States, which we refer to as "United States source shipping income." For United States federal income tax purposes, "United States source shipping income" includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.
Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources entirely outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.
Shipping income attributable to transportation exclusively between United States ports is considered to be 100% derived from United States sources. However, we are not permitted by United States law to engage in the transportation of cargoes that produces 100% United States source shipping income.
Unless exempt from tax under Section 883, our gross United States source shipping income would be subject to a 4% tax imposed without allowance for deductions, as described more fully below.

Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 and the Treasury Regulations thereunder, a foreign corporation will be exempt from United States federal income taxation on its United States source shipping income if:
(1) it is organized in a "qualified foreign country," which is one that grants an "equivalent exemption" from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883; and
(2) one of the following tests is met:
(A) more than 50% of the value of its shares is beneficially owned, directly or indirectly, by "qualified shareholders," which as defined includes individuals who are "residents" of a qualified foreign country, which we refer to as the 50% Ownership Test; or
(B) its shares are "primarily and regularly traded on an established securities market" in a qualified foreign country or in the United States, to which we refer as the Publicly-Traded Test.
Each of the Republic of the Marshall Islands, Liberia and Panama, the jurisdictions where we and our ship-owning subsidiaries are incorporated, has been officially recognized by the United States Internal Revenue Service, or the IRS, as a qualified foreign country that grants the requisite "equivalent exemption" from tax in respect of each category of shipping income we earn and currently expect to earn in the future. Therefore, we will be exempt from United States federal income taxation with respect to our United States source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.
We do not currently anticipate a circumstance under which we would be able to satisfy the 50% Ownership Test.  Therefore, our ability to qualify for exemption under Section 883 is solely dependent upon satisfaction of the Publicly-Traded Test as discussed below.
For the reasons discussed below, we believe that we satisfied the Publicly-Traded Test for the 2019 taxable year and therefore we will qualify for benefits of Section 883 of the Code for the 2019 taxable year
Publicly-Traded Test
The Treasury Regulations under Section 883 provide, in pertinent part, that shares of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common shares are "primarily traded" on the Nasdaq Capital Market, which is an established securities market for these purposes.
The Treasury Regulations also require that our stock be “regularly traded” on an established securities market.  Under the Treasury Regulations, our common shares will be considered to be "regularly traded" on an established securities market if one or more classes of our stock representing more than 50% of our outstanding stock, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on such market, to which we refer as the Listing Threshold. Our common stock, which is listed on the Nasdaq Capital Market and is our only class of publicly-traded stock, constituted more than 50% of our outstanding shares by value for most of the 2019 taxable year, and accordingly, we believe that we satisfied the listing threshold for the 2019 taxable year.
It is further required that with respect to each class of stock relied upon to meet the Listing Threshold, (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year, or the Trading Frequency Test; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year, or the Trading Volume Test. The Company currently satisfies and anticipates that it will continue to satisfy the Trading Frequency Test and Trading Volume Test. Even if this were not the case, the Treasury Regulations provide that the Trading Frequency Test and Trading Volume Tests will be deemed satisfied if, as is the case with our common shares, such class of stock is traded on an established securities market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.
Notwithstanding the foregoing, the Treasury Regulations provide, in pertinent part, that a class of stock will not be considered to be "regularly traded" on an established securities market for any taxable year during which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of outstanding shares, to which we refer as the "5% Override Rule."
For purposes of being able to determine the persons who actually or constructively own 5% or more of the vote and value of our common shares, or 5% Shareholders, the Treasury Regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, or the SEC, as owning 5% or more of our common shares. The Treasury Regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

In the event the 5% Override Rule is triggered, the Treasury Regulations provide that the 5% Override Rule will nevertheless not apply if we can establish that within the group of 5% Shareholders, there are sufficient qualified shareholders for purposes of Section 883 to preclude non-qualified shareholders in such group from owning 50% or more of our common shares for more than half the number of days during the taxable year.  In order to benefit from this exception to the 5% Override Rule, the Company must satisfy certain substantiation requirements in regards to the identity of its 5% Shareholders.
We believe that we were subject to the Five Percent Override Rule, but nonetheless satisfied the Publicly-Traded Test for the 2019 taxable year because our nonqualified 5% Shareholders did not own more than 50% of our common stock for more than half of the days during the taxable year. We intend to take this position on our 2019 U.S. federal income tax returns.
Taxation in Absence of Exemption
To the extent that the benefits of Section 883 are unavailable for any taxable year, our United States source shipping income, to the extent not considered to be “effectively connected” with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions which we refer to as the “4% gross basis tax regime”. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from United States sources, the maximum effective rate of United States federal income tax on our shipping income will not exceed 2% under the 4% gross basis tax regime.
To the extent our United States source shipping income is considered to be "effectively connected" with the conduct of a United States trade or business, as described below, any such "effectively connected" United States source shipping income, net of applicable deductions, would be subject to United States federal income tax, currently imposed at rates of up to 21%. In addition, we would generally be subject to the 30% "branch profits" tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our United States trade or business.
Our United States source shipping income would be considered "effectively connected" with the conduct of a United States trade or business only if:
we have, or are considered to have, a fixed place of business in the United States involved in the earning of United States source shipping income; and
substantially all of our United States source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.
We do not currently have, intend to have, or permit circumstances that would result in our having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, it is anticipated that none of our United States source shipping income will be "effectively connected" with the conduct of a United States trade or business for any taxable year.
United States Federal Income Taxation of Gain on Sale of Vessels
If we qualify for exemption from tax under Section 883 in respect of the shipping income derived from the international operation of our vessels, then gain from the sale of any such vessel should likewise be exempt from United States federal income tax under Section 883. If, however, our shipping income from such vessels does not for whatever reason qualify for exemption under Section 883, then any gain on the sale of a vessel will be subject to United States federal income tax if such sale occurs in the United States. To the extent possible, we intend to structure the sales of our vessels so that the gain therefrom is not subject to United States federal income tax. However, there is no assurance we will be able to do so.
United States Federal Income Taxation of United States Holders
The following is a discussion of the material United States federal income tax considerations relevant to an investment decision by a United States Holder, as defined below, with respect to our common shares. This discussion does not purport to deal with the tax consequences of owning common shares to all categories of investors, some of which may be subject to special rules.  This discussion only addresses considerations relevant to those United States Holders who purchase common shares in an offering made under this prospectus and hold such shares as capital assets, that is, generally for investment purposes.  You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common shares.

As used herein, the term United States Holder means a beneficial owner of common shares that is an individual United States citizen or resident, a United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.
If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding common shares, you are encouraged to consult your tax advisor.
Distributions
Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common shares to a United States Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common shares will generally be treated as "passive category income" for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.
Dividends paid on our common shares to a United States Holder who is an individual, trust or estate, or a United States Non-Corporate Holder will generally be treated as "qualified dividend income" that is taxable to such United States Non-Corporate Holder at preferential tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the Nasdaq Capital Market, on which our common shares are traded); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which, as discussed below, we have not been, are not and do not anticipate being in the future); (3) the United States Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) the United States Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.
Any distributions out of earnings and profits we pay which are not eligible for these preferential rates will be taxed as ordinary income to a United States Non-Corporate Holder.
Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted tax basis in his common shares—paid by us. If we pay an "extraordinary dividend" on our common shares that is treated as "qualified dividend income," then any loss derived by a United States Non-Corporate Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.
Sale, Exchange or Other Disposition of Common Shares
Assuming we do not constitute a passive foreign investment company for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder's tax basis in such shares. Such gain or loss will be treated as long-term capital gain or loss if the United States Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of United States Non-Corporate Holders are currently eligible for reduced rates of taxation. A United States Holder's ability to deduct capital losses is subject to certain limitations.
Passive Foreign Investment Company Status and Significant Tax Consequences
Special United States federal income tax rules apply to a United States Holder that holds shares in a foreign corporation classified as a "passive foreign investment company", or a PFIC, for United States federal income tax purposes. In general, we will be treated as a PFIC with respect to a United States Holder if, for any taxable year in which such Holder holds our common shares, either:
at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.
For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not believe that we have been, are, nor do we expect to become, a passive foreign investment company with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income.  Accordingly, such income should not constitute passive income, and the assets that we own and operate in connection with the production of such income, in particular, the vessels, should not constitute assets that produce or are held for the production of passive income for purposes of determining whether we are a PFIC. Therefore, based on our current operations and future projections, we should not be treated as a PFIC with respect to any taxable year. There is substantial legal authority supporting this position, consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority that characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with our position. Furthermore, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a United States Holder would be subject to different United States federal income taxation rules depending on whether the United States Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a QEF election. As an alternative to making a QEF election, a United States Holder should be able to make a "mark-to-market" election with respect to our common shares, as discussed below.  In addition, if we were to be treated as a PFIC for a taxable year, a United States Holder of our common stock would be required to file an annual information return on Form 8621 with the IRS.
Taxation of United States Holders Making a Timely QEF Election
If a United States Holder makes a timely QEF election, which United States Holder we refer to as an "Electing Holder," the Electing Holder must report for United States federal income tax purposes his pro rata share of our ordinary earnings and net capital gain, if any, for each taxable year of the Company during which it is a PFIC that ends with or within the taxable year of the Electing Holder, regardless of whether distributions were received from us by the Electing Holder. No portion of any such inclusions of ordinary earnings will be treated as "qualified dividend income." Net capital gain inclusions of United States Non-Corporate Holders would be eligible for preferential capital gain tax rates. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur with respect to any taxable year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common shares. A United States Holder would make a timely QEF election for our shares by filing one copy of IRS Form 8621 with his United States federal income tax return for the first year in which he held such shares when we were a PFIC. If we were to be treated as a PFIC for any taxable year, we would provide each United States Holder with all necessary information in order to make the QEF election described above.
Taxation of United States Holders Making a "Mark-to-Market" Election
Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate will be the case, our common shares are treated as "marketable stock," a United States Holder would be allowed to make a "mark-to-market" election with respect to our common shares, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations.  Since our common shares are traded on the Nasdaq Capital Market, we believe that our common shares can be treated as "marketable stock".  If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such Holder's adjusted tax basis in the common shares. The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A United States Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder.
Taxation of United States Holders Not Making a Timely QEF or Mark-to-Market Election
Finally, if we were to be treated as a PFIC for any taxable year, a United States Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a Non-Electing Holder, would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:
●	the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the common shares;
●
the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, would be taxed as ordinary income and would not be "qualified dividend income"; and

●
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

United States Federal Income Taxation of "Non-United States Holders"
A beneficial owner of common shares (other than a partnership) that is not a United States Holder is referred to herein as a Non-United States Holder.
If a partnership holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding common shares, you are encouraged to consult your tax advisor.
Dividends on Common Stock
A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is subject to United Stated federal income tax only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.
Sale, Exchange or Other Disposition of Common Shares
Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:
●
the gain is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States (and, if the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States); or

●	the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.
If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, dividends on the common shares, and gains from the sale, exchange or other disposition of such shares, that are effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, if you are a corporate Non-United States Holder, your earnings and profits that are attributable to the effectively connected income, subject to certain adjustments, may be subject to an additional "branch profits" tax at a rate of 30%, or at a lower rate as may be specified by an applicable United States income tax treaty.
Backup Withholding and Information Reporting
In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements if you are a non-corporate United States Holder. Such payments or distributions may also be subject to backup withholding if you are a non-corporate United States Holder and you:
●	fail to provide an accurate taxpayer identification number;
●	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your United States federal income tax returns; or

●	in certain circumstances, fail to comply with applicable certification requirements.
Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.
If you are a Non-United States Holder and you sell your common shares to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common shares through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common shares through a non-United States office of a broker that is a United States person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-United States person and certain other conditions are met, or you otherwise establish an exemption.
Backup withholding is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your United States federal income tax liability by filing a refund claim with the IRS.
Individuals who are United States Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-United States Holders and certain United States entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, our common stock, unless the shares are held through an account maintained with a United States financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, the statute of limitations on the assessment and collection of United States federal income tax with respect to a taxable year for which the filing of IRS Form 8938 is required may not close until three years after the date on which IRS Form 8938 is filed.  United States Holders (including United States entities) and Non-United States Holders are encouraged to consult their own tax advisors regarding their reporting obligations under Section 6038D of the Code.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$8,882
FINRA fee		$500
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Indenture trustee fees and expenses	$	*
Rating agency fees	$	*
Transfer Agent fees	$	*
Miscellaneous	$	*
Total		$9,382	*

*	To be updated, if necessary, by amendment, supplement or as an exhibit to Report on Form 6-K that is incorporated by reference in this registration statement.

EXPERTS
The consolidated financial statements of Euroseas Ltd. as of December 31, 2019 and for each of the three years in the period then ended, incorporated in this prospectus by reference to the Company's Annual Report on Form 20-F for the year ended December 31, 2019, have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.
LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission.  You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.  In addition, you can obtain information about us at the offices of the Nasdaq Capital Market.  Further information about our company is available on our website at http://www.euroseas.gr.  The information on our website does not constitute a part of this prospectus.
Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it.  This means that we can disclose important information to you by referring you to those filed documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
In addition to the documents identified elsewhere in this prospectus as being incorporated by reference, we incorporate by reference the document listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
●
Our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 30, 2020, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We have not, and any underwriters have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above-mentioned filings or any subsequent filing we incorporated by reference in this prospectus by writing or telephoning us at the following address:
Euroseas Ltd.
4 Messogiou & Evropis Street
151 24 Maroussi, Greece
+30-211-1804005
Information provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for each quarter of each fiscal year. The audited financial statements will be prepared in accordance with accounting principles generally accepted in the United States and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods.  As a "foreign private issuer", we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders.  While we intend to furnish proxy statements to any shareholder in accordance with the rules of the Nasdaq Capital Market, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.  In addition, as a "foreign private issuer", we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

GLOSSARY OF SHIPPING TERMS
The following are definitions of certain terms that are commonly used in the shipping industry and in this prospectus.
Annual survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.
Ballast. A voyage during which the vessel is not laden with cargo.
Bareboat charter. A charter of a vessel under which the shipowner is usually paid a fixed daily or monthly rate for a certain period of time during which the charterer is responsible for the vessel operating expenses and voyage expenses of the vessel and for the management of the vessel. In this case, all voyage related costs, including vessel fuel, or bunker, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance are paid by the charterer. A bareboat charter is also known as a "demise charter" or a "time charter by demise" and involves the use of a vessel usually over longer periods of time ranging over several years. The owner of the vessel receives monthly charterhire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.
Bunkers. Fuel oil used to operate a vessel's engines, generators and boilers.
Charter. The hire of a vessel for a specified period of time or to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.
Charterer. The company that hires a vessel pursuant to a charter.
Charterhire. Money paid to the shipowner by a charterer for the use of a vessel under charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter such payments are usually made monthly and are calculated on a 360 or 365 day calendar year basis.
Charter rate. The amount of money agreed between the charterer and the shipowner accrued on a daily or monthly basis that is used to calculate the vessel's charterhire.
Classification society. An independent society that certifies that a vessel has been built and maintained according to the society's rules for that type of vessel and complies with the applicable rules and regulations of the country in which the vessel is registered, as well as the international conventions which that country has ratified. A vessel that receives its certification is referred to as being "in class" as of the date of issuance.
Containerships. Vessels which are specially designed and built to carry large numbers of containers.
Deadweight ton or "dwt". A unit of a vessel's capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel's dwt or total deadweight is the total weight the vessel can carry when loaded to a particular load line.
Deep sea containership. A Deep Sea containership has a cargo carrying capacity of more than 3,000 teu and mostly serves the mainlane East-West container trade routes.
Drybulk. Non-liquid cargoes of commodities shipped in an unpackaged state.
Drybulk carriers. Vessels which are specially designed and built to carry large volumes of drybulk.
Drydocking. The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications issued. Drydockings are generally required once every 30 to 60 months.
Feeder. A short-sea containership having a cargo carrying capacity of less than 3,499 teu that transfers cargo between a central "hub" port and smaller "spoke" ports.
Fully cellular containership. A containership equipped throughout with fixed cell guides for containers.
Freight. Money paid to the shipowner by a charterer for the use of a vessel under a voyage charter. Such payment is usually made on a lump-sum basis upon loading or discharging the cargo and is derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports.
Gross ton. A unit of measurement for the total enclosed space within a ship equal to 100 cubic feet or 2.831 cubic meters used in arriving at the calculation of gross tonnage.

Hull. Shell or body of a ship.
IMO. International Maritime Organization, a United Nations agency that issues international regulations and standards for seaborne transportation.
Intermediate containership. An Intermediate containership has a cargo carrying capacity between 3,500 and 6,000 teu and mostly serves the North-South and Intermediate container trade routes.
Intermediate survey. The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each Special Survey for such vessel pursuant to the rules of international conventions and classification societies.
Metric ton. A unit of weight equal to 1,000 kilograms.
Newbuilding. A new vessel under construction or just completed.
Off-Hire. The period a vessel is unable to perform the services for which it is required under a charter. Off-hire periods typically include days spent undergoing repairs and drydocking, whether or not scheduled.
OPA. Oil Pollution Act of 1990 of the United States (as amended).
Period charter. A period charter is an industry term referring to both time and bareboat charters that last for more than a single voyage.
Pools. Pooling arrangements that enable participating vessels to combine their revenues. Vessels may be employed either exclusively in spot charters or a combination of spot and period charters and contacts of affreightment. Pools are administered by the pool manager who secures employment for the participating vessels. The contract between a vessel in a shipping pool and the pool manager is a period charter where the charter hire is based on the vessel's corresponding share of the income generated by all the vessels that participate in the pool. The corresponding share of every vessel in the pool is based on a pre-determined formula rating the technical specifications of each vessel. Pools have the size and scope to combine spot market voyages, time charters and contracts of affreightment with freight forward agreements for hedging purposes to perform more efficient vessel scheduling thereby increasing fleet utilization.
Protection and indemnity (or P&I) insurance. Insurance obtained through mutual associations (called "Clubs") formed by shipowners to provide liability insurance protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured.
Scrapping. The disposal of old or damaged vessel tonnage by way of sale as scrap metal.
Short fund. A contract of affreightment to carry cargo.
SOLAS. The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.
Special survey. An extensive inspection of a vessel by classification society surveyors that must be completed within five years. Special surveys require a vessel to be drydocked.
Spot charter. A spot charter is an industry term referring to both voyage and trip time charters. These charters are referred to as spot charters or spot market charters due to their short term duration, constituting mostly of a single voyage between one load port and one discharge port.
Spot market. The market for the immediate chartering of a vessel usually for single voyages.
TEU. Twenty-foot equivalent unit, the international standard measure for containers and containership capacity.
TCE. Time charter equivalent, a standard industry measure of the average daily revenue performance of a vessel. The TCE rate achieved on a given voyage is expressed in $ per day and is generally calculated by subtracting voyage expenses, including bunkers and port charges, from voyage revenues and dividing the net amount (time charter equivalent revenues) by the voyage days, including the trip to the loading port. TCE is a standard seaborne transportation industry performance measure used primarily to compare period-to-period changes in a seaborne transportation company's performance despite changes in the mix of charter types (i.e., voyage charters, time charters and bareboat charters) under which the vessels may be employed during specific periods.
Time charter. A time charter is a contract under which a charterer pays a fixed daily hire rate usually on a semi-monthly basis for use of the vessel for an agreed period. This is either a specific fixed period of time or a specific number of loaded voyages. Subject to any restrictions in the charter, the charterer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The charterer pays the voyage related expenses such as fuel, canal tolls, and port charges. The shipowner pays all vessel operating expenses such as the management expenses and crew costs as well as for the capital costs of the vessel. Any delays at port or during the voyages are the responsibility of the charterer, save for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.
Trip time charter. A trip time charter is a short term time charter where the vessel performs a single voyage between load port(s) and discharge port(s) and the charterer pays a fixed daily hire rate usually on a semi-monthly basis for use of the vessel. The difference between a trip time charter and a voyage charter is only in the form of payment for use of the vessel and the respective financial responsibilities of the charterer and shipowner as described under Time Charter and Voyage Charter.
Ton. See "Metric ton."
Vessel operating expenses. The costs of operating a vessel that is incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel and port charges, which are known as "voyage expenses." For a time charter, the shipowner pays vessel operating expenses. For a bareboat charter, the charterer pays vessel operating expenses.
Voyage charter. A voyage charter involves the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel. The charterer is typically responsible for any delay at the loading or discharging ports.
Voyage expenses. Expenses incurred due to a vessel's traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent's fees, canal dues and extra war risk insurance, as well as commissions.

39

EUROSEAS LTD.

$1,675,000
Common Shares

PROSPECTUS

Maxim Group LLC

May 29, 2020

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